EXHIBIT 99


Explanation of Responses:
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(1)  The securities to which this report relates are held by S.A.C. Capital
     Associates, LLC ("Associates") and S.A.C. Healthco Fund, LLC ("Healthco"), limited liability companies of which the Reporting Person is an investment manager. Pursuant to investment agreements, the Reporting Person shares all investment and voting power with respect to the securities held by Associates and Healthco. In accordance with Instruction 4(b)(iv) the entire amount of the Issuer's securities held by Associates and Healthco is reported herein. The transaction reported on herein was consummated by Associates. The Reporting Person disclaims any beneficial ownership of any of the Issuer's securities to which this report relates for purposes of
     Section 16 of the Securities Exchange Act of 1934, as amended, except to the extent of its indirect pecuniary interest therein, and this report shall not be deemed an admission that the Reporting Person is the beneficial owner of such securities for purposes of Section 16 or for any other purposes.